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                 SERVICE CORPORATION INTERNATIONAL                 Exhibit 12.1
                RATIO OF EARNINGS TO FIXED CHARGES

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                                               Nine Months Ended September 30,
                                                 1997                  1996
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                                              (Thousands, except ratio amounts)

Pretax income from continuing operations...    $ 438,407             $ 299,565

Undistributed income of less than 50%
 owned equity investees....................       (2,618)               (4,359)
Minority interest in income of majority
 owned subsidiaries with fixed charges.....          128                   408
Add fixed charges as adjusted (from below).      126,782               132,885
                                               ---------             ---------
                                               $ 562,699             $ 428,499
                                               ---------             ---------
Fixed charges:
     Interest expense:
       Corporate...........................    $  99,372             $ 101,511
       Financial services..................        5,857                 7,344
       Capitalized.........................        2,681                 1,565
     Amortization of debt costs............          993                 1,415
     1/3 of rental expense.................       16,178                14,529
     Dividends on convertible preferred
       stock of subsidiary.................        4,382                 8,086
                                               ---------             ---------
Fixed charges..............................      129,463               134,450
     Less: Capitalized interest............       (2,681)               (1,565)
                                               ---------             ---------
Fixed charges as adjusted..................    $ 126,782             $ 132,885
                                               =========             =========

Ratio (earnings divided by fixed charges)..         4.35                  3.19
                                               =========             =========

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